Loan No. 00079054T05

Single Advance Term PROMISSORY NOTE

THIS Single Advance Term PROMISSORY NOTE (this “Promissory Note”) to the Credit Agreement dated ____________________ (such agreement, as may be amended, hereinafter referred to as the “Credit Agreement”), is entered into as of ______________________ between AGCOUNTRY FARM CREDIT SERVICES, FLCA, a federally-chartered instrumentality of the United States (“Lender”) and Granite Falls Energy, LLC, Granite Falls, Minnesota, a limited liability company (together with its permitted successors and assigns, the “Borrower”). Capitalized terms not otherwise defined in this Promissory Note will have the meanings set forth in the Credit Agreement.

SECTION 1.Single Advance Term COMMITMENT. On the terms and conditions set forth in the Credit Agreement and this Promissory Note, Lender agrees to make a single advance loan to the Borrower in an amount not to exceed $25,000,000.00 (the “Commitment”).
SECTION 2.PURPOSE.  The purpose of the Commitment is to partially finance the Heron Lake BioEnergy, LLC acquisition and refinance existing indebtedness.
SECTION 3.TERM. The Commitment will expire at 12:00 p.m. Denver, Colorado time on September 30, 2021, or on such later date as Agent may, in its sole discretion, authorize in writing (the “Term Expiration Date”).
SECTION 4.LIMITS ON ADVANCES, AVAILABILITY, ETC. The loans will be made available as provided in Article 2 of the Credit Agreement.
SECTION 5.INTEREST.
The Borrower agrees to pay interest on the unpaid balance of the loan(s) in accordance with the following interest rate option(s):

(A)One-Month LIBOR Index Rate.  At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on Eurocurrency Liabilities (as hereinafter defined) for banks subject to FRB Regulation D (as hereinafter defined) or required by any other federal law or regulation) per annum equal at all times to 3.500% above the higher of:  (1) zero percent (0.00%); or (2) the rate reported at 11:00 a.m. London time for the offering of one (1)-month U.S. dollars deposits, by Bloomberg Information Services (or any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) on the first U.S. Banking Day (as hereinafter defined) in each week, with such rate to change weekly on such day.  The rate will be reset automatically, without the necessity of notice being provided to Agent, the Borrower, or any other party, on the first U.S. Banking Day of each succeeding week, and each change in the rate will be applicable to all balances subject to this option.  Information about the then-current rate will be made available upon telephonic request.  For purposes hereof:  (a) “U.S. Banking Day” means a day on which Agent is open for business and banks are open for business in New York, New York; (b) “Eurocurrency Liabilities” will have the meaning as set forth in “FRB Regulation D”; and (c) “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(B)Quoted Rate.  At a fixed rate per annum to be quoted by Agent in its sole discretion in each instance.  Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to Agent in its sole discretion in each instance, provided that:  (1) the minimum fixed period will be 365 days; (2) amounts may be fixed in an amount not less than $100,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time will be five.

The Borrower will select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. If the Borrower fails to elect an interest rate option, interest will accrue at the variable interest rate option. Upon the expiration of any fixed rate period, interest will automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans and rates may not be fixed in such a manner as to cause the Borrower to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein will be made telephonically or in writing and must be received by 12:00 p.m. Denver, Colorado time. Interest will be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and will be payable monthly in arrears by the 20th day of the following month or on such other day as Agent will require in a written notice to the Borrower (“Interest Payment Date”).

SECTION 6.PROMISSORY NOTE.  The Borrower promises to repay the unpaid principal balance of the loan as follows:  (A) in 18 equal, consecutive, quarterly installments of $1,125,000.00, payable on the 20th day of each March, June, September, and December, with the first installment due on March 20, 2022; and (B) a final installment in an amount equal to the remaining unpaid principal balance of the loan(s) on October 1, 2026.

In addition to the above, the Borrower promises to pay interest on the unpaid principal balance of the loan at the times and in accordance with the provisions set forth herein.

SECTION 7.PREPAYMENT.  Subject to the broken funding surcharge provision of the Credit Agreement, the Borrower may, on one Business Day’s prior written notice, prepay all or any portion of the loan(s).  Unless otherwise agreed by Agent, all prepayments will be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as Agent will specify.
SECTION 8.SECURITY. The Borrower’s obligations hereunder and, to the extent related hereto, under the Credit Agreement, will be secured as provided in Section 2.4 of the Credit Agreement.
SECTION 9.FEES.

(A)Loan Origination Fee.  In consideration of the Commitment, the Borrower agrees to pay to Agent on the execution hereof a loan origination fee in the amount of $37,500.00.

SECTION 10. LIBOR TERMINATION.
(A)If at any time the generally recognized administrator of interest rates offered for U.S. dollars on the London interbank market (a “LIBOR Rate”) ceases to provide quotations for LIBOR Rates, or if such administrator or any person having authority over such administrator or with respect to LIBOR Rates generally announces that LIBOR Rates will cease to be provided within a period not exceeding 90 days, or if Agent otherwise determines that LIBOR Rates have been, or are likely within a period not exceeding 90 days to be, discontinued, or that LIBOR Rates do not, or are likely within a period not exceeding 90 days not to, adequately and fairly reflect the cost to the Agent of making or maintaining loans hereunder, then the Agent may, after consultation with but without the consent of the Borrower, amend this promissory note and any other Loan Document to (1) replace any interest rate in this promissory note based upon the LIBOR Rate with a replacement benchmark rate deemed appropriate by the Agent in good faith and in its sole discretion, (2) adjust the margins applicable to the determination of interest rates under this promissory note (whether up or down) as deemed appropriate by Agent in good faith and in its sole discretion to compensate for differences between the LIBOR Rate and such replacement benchmark rate, and (3) after consultation with but without the consent of the Borrower, effect such other technical, administrative and operational changes to the Loan Documents as Agent in good faith and in its sole discretion deems appropriate to reflect the adoption and implementation of such replacement rate.  Agent shall give the Borrower not less than five days’ notice of any such amendment prior to the effective date thereof.

(B)Notwithstanding the foregoing paragraph (A), if prior to the commencement of any interest period proposed to be subject to a LIBOR Rate, Agent determines (which determination shall be conclusive and binding absent manifest error) that:

(1)either dollar deposits are not being offered to banks in the London interbank market or that adequate and reasonable means do not exist for ascertaining a LIBOR Rate for such interest period; or

(2)a LIBOR Rate for such interest period will not adequately and fairly reflect the cost to Agent of making or maintaining the loans for such interest period;

then Agent shall give notice thereof to the Borrower as promptly as practicable thereafter and, until Agent notifies the Borrower that the circumstances giving rise to such notice no longer exist, (a) any request to convert any loan to, or continue any LIBOR Rate loan at, a LIBOR Rate shall be ineffective, and (b) the Agent shall, after consultation but without the consent of the Borrower, select an alternate rate of interest to apply to any and all balances upon the expiration of the interest period applicable thereto, which rate of interest shall be commercially reasonable and generally consistent with the then-prevailing market convention, if any, for replacement of a LIBOR Rate in bilateral loan transactions.

SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE TO PROMISSORY NOTE

IN WITNESS WHEREOF, the parties have caused this Promissory Note to the Credit Agreement to be executed by their duly authorized officer(s).

Granite Falls Energy, LLC

By:

Name:

Title:

SIGNATURE PAGE TO PROMISSORY NOTE

IN WITNESS WHEREOF, the parties have caused this Promissory Note to the Credit Agreement to be executed by their duly authorized officer(s).

AGCOUNTRY FARM CREDIT SERVICES, FLCA

By:

Name:

Title: